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                                                                    EXHIBIT 99.1
[AASTORM LETTERHEAD]


FOR IMMEDIATE RELEASE

CONTACTS:  Kris M. Maly or                           Kevin McGrath
           Becky Anderson                            Cameron Associates
           Investor Relations Department             Phone: (212) 245-4577
           Aastrom Biosciences, Inc.
           Phone: (734) 930-5777

           AASTROM BIOSCIENCES RAISES $10 MILLION IN EQUITY FINANCING

ANN ARBOR, MICHIGAN, OCTOBER 27, 2004 - Aastrom Biosciences, Inc. (NasdaqSC:
ASTM) announced today that it has executed definitive Stock Purchase Agreements for the sale of approximately 8.26 million shares of the Company's common stock in a registered direct placement at a price of $1.21 per share for proceeds of $10 million. This transaction is expected to be consummated within the next few days.

Rodman & Renshaw, Inc. served as the exclusive placement agent in this transaction. As part of this transaction, the Company will also issue warrants to the institutional investors, exercisable for 4 years, to purchase up to approximately 2.07 million shares of common stock at a price of $1.74 per share. These warrants must be held by the investors for at least six months prior to exercise, and if exercised, the warrants could generate up to an additional $3.6 million in proceeds to Aastrom.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. A prospectus and prospectus supplement relating to this transaction may be obtained directly from the Company or from the U.S. Securities and Exchange Commission website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (NasdaqSC: ASTM) is a regenerative medicine company developing proprietary adult stem cell-based products for the repair of damaged human tissues and other medical disorders, or the generation of normal human tissues. Aastrom's strategic position in the tissue regeneration and cell therapy sectors is enabled by its proprietary Tissue Repair Cells (TRCs), a mix of bone marrow stem and progenitor cells, and the AastromReplicell(R) System, an industry-unique automated cell production platform used to produce cells for clinical use. Together TRCs and the AastromReplicell System provide a foundation that the Company is leveraging to produce multiple Prescription Cell Products
(PCPs), which are now in the clinical stage in the U.S. and EU. TRCs are the core component of the PCPs Aastrom is developing for bone grafting, peripheral vascular disease, jaw bone reconstruction and spine fusion markets. The Company has also developed the AastromReplicell System for dendritic cell production for researchers and institutions developing vaccines to treat cancer and infectious diseases, under its Cell Production Products line.

For more information, visit Aastrom's website at www.aastrom.com.

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